Exhibit 3.28(a)

# CERTIFICATE OF FORMATION

# OF

# ATLAS REDI-MIX, LLC

FILED
In the Office of the
Secretary of State of Texas
MAY 21 2009
Corporations Section

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## ARTICLE I

The entity being formed is a limited liability company. The name of the entity is Atlas Redi-Mix, LLC.

## ARTICLE II

The initial registered agent is Capitol Corporate Services, Inc. The business address of the registered agent and the registered office address is 800 Brazos, Suite 400, Austin, Texas 78701.

## ARTICLE III

The limited liability company will not have managers. The company will be governed by its member, and the name and address of the initial member is set forth below.

| | |
|---|---|
| Alberta Investments, Inc.,<br>a Texas corporation | 2925 Briarpark, Suite 1050<br>Houston, Texas 77042 |

## ARTICLE IV

The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

## ARTICLE V

The name and address of the organizer is Stephanie Collins, 2925 Briarpark, Suite 1050, Houston, Texas 77042.

## ARTICLE VI

This document becomes effective when the document is filed by the Secretary of State.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: May 21, 2009

By: Stephanie Collins
Name: Stephanie Collins
Title: Organizer